Exhibit 99.1

THE TILE SHOP REPORTS third QUARTER 2018 RESULTS

DECLARES CASH DIVIDEND

MINNEAPOLIS – October 18, 2018 – Tile Shop Holdings, Inc. (Nasdaq: TTS) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its third quarter ended September 30, 2018.

Third Quarter Summary

Net Sales Increased 5.7%

Comparable Store Sales Increased 2.1%

Gross Margin of 70.6%

Diluted Earnings per Share of $0.05

Net Income of $2.6 million; Adjusted EBITDA of $11.9 million

Completed 3 store remodels in Q3;  Completed 10 store remodels year-to-date in 2018

Management Commentary

“We made good progress in the third quarter on our strategy to deliver the best product, the best presentation and the best service in our industry,” said Robert Rucker, interim CEO.  “We are nearly complete with our year-long product assortment initiative and we continue to attract pros who share in our focus on serving a higher-end demographic.  With the improvement we are now beginning to see in our sales execution, we continued to make additional investments in inventory, store merchandising, and service during the third quarter.  We are extremely focused on improving our key metrics as we fully restore and further enhance the model which has proven successful for over 30 years.”

	Three Months Ended		Nine Months Ended
(unaudited, amounts in thousands, except per	September 30,		September 30,
share data)	2018	2017	2018	2017
Net sales	$89,259	$84,421	$273,307	$266,020
Net sales growth(1)	5.7%	7.5%	2.7%	7.5%
Comparable store sales growth (decline)(2)	2.1%	1.1%	(2.3)%	2.2%
Gross margin rate	70.6%	67.1%	70.4%	69.1%
Income from operations as a % of net sales	4.3%	5.2%	6.4%	11.1%
Net income	$2,553	$2,438	$11,522	$18,170
Net income per diluted share	$0.05	$0.05	$0.22	$0.35
Adjusted EBITDA	$11,857	$12,203	$40,675	$51,796
Adjusted EBITDA as a % of net sales	13.3%	14.5%	14.9%	19.5%
Number of stores open at the end of period	140	134	140	134

(1)	As compared to the prior year period.
(2)

Comparable store sales growth (decline) is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales growth calculation. Comparable store sales growth (decline) amounts include total charges to customers less any actual returns. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses.

third QUARTER 2018

Net Sales

Net sales increased $4.8 million, or 5.7%, from $84.4 million in the third quarter of 2017 to $89.3 million in the third quarter of 2018.  The increase was due to $3.0 million in net sales generated by stores not included in the comparable store base and an increase of $1.8 million in net sales generated by comparable store sales. Comparable store sales growth was 2.1% for the third quarter of 2018 versus 1.1% for the third quarter of 2017.

Gross Profit

Gross profit increased $6.3 million, or 11.2%, from $56.7 million in the third quarter of 2017 to $63.0 million in the third quarter of 2018.  The gross margin rate was 70.6% for the third quarter of 2018 and 67.1% for the third quarter of 2017. The improvement in the gross margin rate was primarily due to decreased promotional activity.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $6.8 million, or 13.1%, from $52.3 million in the third quarter of 2017 to $59.1 million in the third quarter of 2018.  The $6.8 million increase was due to $2.0 million of costs associated with opening and operating six new stores over the past twelve months and $1.9 million of planned strategic investments in store and distribution center compensation, regional sales leadership and pro market managers. Additionally, the Company incurred approximately $1.0 million of incremental legal expense during the quarter to resolve its derivative securities litigation.

Inventory

Inventory increased to $106.3 million from $100.4 million at the end of the  second quarter of 2018, or 5.9%, as the Company continued to expand its product assortment.  The increase was attributable to the continued investment in new products added to the Company’s assortment during the quarter.

Long-Term Debt

Long-term debt increased $16.5 million from $29.5 million in the second quarter of 2018 to $46.0 million in the third quarter of 2018. The increase was attributable to the continued expansion of the Company’s product assortment resulting in an increase in inventory and capital investments associated with store remodels and merchandising fixtures.

As disclosed in a Form 8-K filed on September 19, 2018, the Company entered into a new credit facility to provide greater financial flexibility, increase the line of credit to $100 million,  and extend the term to September 18, 2023.

Store Investment

As of September 30, 2018, the Company operated 140 stores in 31 states and the District of Columbia. The Company remodeled three stores during the third quarter of 2018.

DIVIDEND

The Board of Directors has declared a quarterly dividend of $0.05 per common share. The dividend is payable November 9, 2018 to shareholders of record at the close of business on October 29, 2018.

OUTLOOK

The Company is updating its previously communicated 2018 annual outlook as follows:

•	Capital investment of approximately $35 million, including investments for 12 store remodels, and merchandising and fixture investments for all 140 stores.
•	Inventory at year-end of approximately $106 million to $110 million, reflecting the Company’s year-long product assortment initiative.
•

Selling, general and administrative (“SG&A”) expense increase of approximately $7 million to support the Company’s service strategy, including increased expenses for (1) the addition of regional sales leader positions, (2) sales and warehouse associate compensation, (3) customer relationship management and content management capabilities, and (4) the addition of approximately 20 professional market managers.  The approximate $7 million increase in SG&A expense is incremental to the expected SG&A expense increases associated with a full year of operations for the fifteen stores opened in 2017 and the two new stores opened in 2018.

Longer term, the Company remains committed to achieving both Adjusted EBITDA margin and pretax return on capital employed of greater than 20%.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2018 was $11.9 million compared with $12.2 million for the third quarter of 2017.  See the table below for a reconciliation of GAAP net income to Adjusted EBITDA.

	Three Months Ended
($ in thousands)	September 30,
	2018	% of net sales	2017	% of net sales(1)
Net income	$2,553	2.9%	$2,438	2.9%
Interest expense	715	0.8%	505	0.6%
Income taxes	652	0.7%	1,468	1.7%
Depreciation & amortization	7,202	8.1%	6,803	8.1%
Stock based compensation	735	0.8%	989	1.2%
Adjusted EBITDA	$11,857	13.3%	$12,203	14.5%

	Nine Months Ended
($ in thousands)	September 30,
	2018	% of net sales	2017	% of net sales(1)(2)
Net income	$11,522	4.2%	$18,170	6.8%
Interest expense	1,866	0.7%	1,438	0.5%
Income taxes	4,157	1.5%	10,034	3.8%
Depreciation & amortization	21,180	7.7%	19,395	7.3%
Stock based compensation	1,950	0.7%	2,759	1.0%
Adjusted EBITDA	$40,675	14.9%	$51,796	19.5%

(1) In prior periods, the Company also adjusted for special charges, including shareholder and other litigation costs. The Company has recast the Adjusted EBITDA presentation for the three and nine months ended September 30, 2017 to conform to the current presentation.

(2) Amounts do not foot due to rounding.

Pretax Return on Capital Employed

Pretax Return on Capital Employed was calculated based on GAAP information. The Company believes this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate Pretax Return on Capital Employed differently, limiting the usefulness of the measure for comparative purposes.

Pretax Return on Capital Employed was 7.7% for the trailing twelve months as of the end of the third quarter 2018 compared to 18.3% for the trailing twelve months as of the end of the third quarter 2017. See the Pretax Return on Capital Employed calculation in the table below.

($ in thousands)	September 30,
	2018(1)	2017(1)
Income from operations (trailing twelve months)	$13,769	$31,160

Total Assets	281,996	263,140
Less: Accounts payable	(29,015)	(21,669)
Less: Income tax payable	(71)	(844)
Less: Other accrued liabilities	(26,751)	(26,482)
Less: Deferred rent	(42,401)	(38,815)
Less: Other long-term liabilities	(4,346)	(5,409)
Capital Employed	179,412	169,921

Pretax Return on Capital Employed	7.7%	18.3%

 (1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

Webcast and Conference Call

As announced on October 3, 2018, the Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday,  October 18, 2018.  The call will be hosted by Bob Rucker, interim CEO, Kirk Geadelmann, CFO, Cabell Lolmaugh, Senior Vice President and COO, and Ken Cooper, Investor Relations.

Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

Contacts:

Investors and Media:

Ken Cooper

763-852-2950

ken.cooper@tileshop.com

About The Tile Shop

The Tile Shop is a leading specialty retailer of man-made and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service, in an extensive showroom environment with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio – a collaborative platform to create customized 3D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 140 stores in 31 states and the District of Columbia, with an average size of 20,200 square feet. For more information, visit www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock based compensation.  In prior periods, the Company also adjusted for special charges, including shareholder and other litigation costs. The Company has recast the Adjusted EBITDA presentation for the three and nine months ended September 30, 2017 to conform to the current presentation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates pretax return on capital employed by taking income from operations divided by capital employed.  Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, deferred rent and other long-term liabilities.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations.  Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and the Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$10,105	$6,621
Restricted cash	835	855
Trade receivables, net	3,723	2,381
Inventories	106,310	85,259
Income tax receivable	3,362	5,726
Other current assets, net	6,921	4,717
Total Current Assets	131,256	105,559
Property, plant and equipment, net	153,453	151,405
Deferred tax assets	10,239	11,654
Other assets	1,952	2,107
Total Assets	$296,900	$270,725

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,725	$30,771
Current portion of long-term debt	-	8,833
Income tax payable	172	17
Other accrued liabilities	27,790	22,413
Total Current Liabilities	53,687	62,034
Long-term debt, net	46,000	18,182
Capital lease obligation, net	473	576
Deferred rent	43,419	41,290
Other long-term liabilities	3,931	4,769
Total Liabilities	147,510	126,851

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 52,678,584 and 52,156,850 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	174,207	180,109
Accumulated deficit	(24,777)	(36,239)
Accumulated other comprehensive loss	(45)	(1)
Total Stockholders' Equity	149,390	143,874
Total Liabilities and Stockholders' Equity	$296,900	$270,725

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$89,259	$84,421	$273,307	$266,020
Cost of sales	26,248	27,759	80,946	82,265
Gross profit	63,011	56,662	192,361	183,755
Selling, general and administrative expenses	59,131	52,285	174,928	154,245
Income from operations	3,880	4,377	17,433	29,510
Interest expense	(715)	(505)	(1,866)	(1,438)
Other income	40	34	112	132
Income before income taxes	3,205	3,906	15,679	28,204
Provision for income taxes	(652)	(1,468)	(4,157)	(10,034)
Net income	$2,553	$2,438	$11,522	$18,170

Income per common share:
Basic	$0.05	$0.05	$0.22	$0.35
Diluted	$0.05	$0.05	$0.22	$0.35

Weighted average shares outstanding:
Basic	51,920,830	51,757,248	51,896,678	51,638,864
Diluted	52,303,777	52,053,655	52,056,136	52,011,208

Dividends declared	$0.05	$0.05	$0.15	$0.15

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Gross margin rate	70.6%	67.1%	70.4%	69.1%
SG&A expense rate	66.2%	61.9%	64.0%	58.0%
Income from operations margin rate	4.3%	5.2%	6.4%	11.1%
Adjusted EBITDA margin rate	13.3%	14.5%	14.9%	19.5%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Cash Flows From Operating Activities
Net income	$11,522	$18,170
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	21,180	19,395
Amortization of debt issuance costs	607	526
Loss on disposals of property, plant and equipment	76	205
Impairment charges on property, plant and equipment	319	-
Deferred rent	2,345	2,911
Stock based compensation	1,950	2,759
Deferred income taxes	1,415	3,472
Changes in operating assets and liabilities:		-
Trade receivables	(1,342)	(249)
Inventories	(21,051)	3,369
Prepaid expenses and other assets	(2,374)	4,163
Accounts payable	(6,550)	5,421
Income tax receivable / payable	2,520	(1,163)
Accrued expenses and other liabilities	5,104	(9,624)
Net cash provided by operating activities	15,721	49,355
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(22,893)	(28,031)
Proceeds from the sale of property, plant and equipment	13	-
Net cash used in investing activities	(22,880)	(28,031)
Cash Flows From Financing Activities
Payments of long-term debt and capital lease obligations	(95,235)	(44,672)
Advances on line of credit	114,095	30,000
Dividends paid	(7,800)	(7,764)
Proceeds from exercise of stock options	-	1,635
Employee taxes paid for shares withheld	(52)	(217)
Debt issuance costs	(374)	-
Net cash provided by (used in) financing activities	10,634	(21,018)
Effect of exchange rate changes on cash	(11)	30
Net change in cash	3,464	336
Cash, cash equivalents and restricted cash beginning of period	7,476	12,948
Cash, cash equivalents and restricted cash end of period	$10,940	$13,284

Cash and cash equivalents	$10,105	$12,429
Restricted cash	835	855
Cash, cash equivalents and restricted cash end of period	$10,940	$13,284

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$2,229	$4,935
Cash paid for interest	1,846	1,453
Cash paid (received) for income taxes, net	240	7,575